EXHIBIT 3.B

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October 10, 2000



Security Life of Denver
Insurance Company
Security Life Center
1290 Broadway
Denver, Colorado  80203-5699

Dear Sirs:

This opinion is furnished in connection with the Form S-6 Registration Statement being filed by Security Life of Denver Insurance Company ("Security Life") under the Securities Act of 1933, as amended (the "Act"), for the offering of interests ("Interests") in Security Life Separate Account L1 ("Separate Account L1") under the Flexible Premium Variable Life Insurance Policies ("Policies") to be issued by Security Life. The securities being registered under the Act are to be offered in the manner described in the Registration Statement.

I have examined or supervised the examination of all such corporate records of Security Life and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. Security Life is a corporation duly organized and validly existing under the laws of the State of Colorado.

2. Separate Account L1 was duly created as a separate investment account of Security Life pursuant to the laws of the State of Colorado.

3. The assets of Separate Account L1 will be owned by Security Life. Under Colorado law and the provisions of the Policies, the income, gains and losses, whether or not realized, from assets allocated to Separate Account L1 must be credited to or charged against such Account, without regard to the other income, gains or losses of Security Life.

4. The Policies provide that the assets of Separate Account L1 may not be charged with liabilities arising out of any other business Security Life may conduct, except to the extent that assets of Separate Account L1 exceed its liabilities arising under the Policies.


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October 10, 2000
Page 2

5. The Policies and the Interests in Separate Account L1 to be issued under the Policies have been duly authorized by Security Life; and the Policies, including the Interests therein, when issued and delivered, will constitute validly issued and binding obligations of Security Life in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ Gary W. Waggoner

Gary W. Waggoner
Vice President, Counsel
and Corporate Secretary